Exhibit 99.1

Five Below Appoints

Dinesh Lathi to Board of Directors

PHILADELPHIA, March 6, 2018 — Five Below, Inc. (Nasdaq: FIVE), the trend-right, high-quality value retailer for teens, tweens and beyond, today announced that Dinesh Lathi has been appointed to its Board of Directors. Mr. Lathi’s appointment increases the size of Five Below’s Board to ten members.

“We are excited to welcome Dinesh to our Board of Directors,” said Tom Vellios, Co-Founder and Executive Chairman of Five Below. “Dinesh’s extensive consumer digital and e-commerce background, as well as his diverse business experience, will be extremely valuable as we continue to execute on the substantial long-term growth opportunity that exists for Five Below.”

“Five Below truly is a unique retailer. The combination of the company’s focus on extreme value in an amazing store experience resonates with today’s consumers and has driven Five Below’s profitable growth and success,” said Mr. Lathi. “I am delighted to be joining Five Below’s Board and look forward to working with the Board and management to help guide the future of this very successful brand.”

Joel Anderson, Five Below’s CEO added: “Dinesh is a seasoned digital commerce executive whose background and complementary expertise and capabilities will add to the strength of our Board. I look forward to working with Dinesh and benefiting from his deep customer focus and strategic analysis around creating experiences for customers that foster strong brand loyalty.”

Mr. Lathi brings more than 20 years of leadership experience in the technology and consumer space to the Five Below Board. He currently serves as Chairman of the Board of Tailored Brands, Inc., a leading specialty retailer of men’s suits and formalwear, operating as (among other brands) Men’s Wearhouse and Jos. A. Bank. Previously, he was the CEO of One Kings Lane, a digital home décor shopping platform, where he also served as the COO and CFO. Prior to One Kings Lane, Mr. Lathi was a Vice President at eBay, a global online marketplace, where he managed several key areas, including Buyer & Seller Experience. Mr. Lathi began his career in investment banking.

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 600 stores in 32 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:

Five Below, Inc.

Christiane Pelz

215-207-2658

christiane.pelz@fivebelow.com